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              Immediately

              Thomas F. Hoffman
              (412) 831-4060


Correction -- CONSOL Energy Inc.

In the news release, CONSOL Energy (NYSE: CNX) Issues $250 Million in Senior Notes, issued yesterday, March 4, by CONSOL Energy over PR Newswire, we are advised by the company that the second paragraph should read "The Notes are rated BBB+ by Standard and Poor's and Baa1 by Moody's." rather than "The Notes are rated BBB+ by Moody's and Baa1 by Standard and Poor's." Also, a new fourth paragraph has been added. The complete, corrected release follows:

               CONSOL Energy Issues $250 Million in Senior Notes

     PITTSBURGH (March 5, 2002) - CONSOL Energy Inc. (NYSE: CNX), a producer of high-Btu bituminous coal and coalbed methane gas, has priced $250 million of 7 7/8% senior unsecured Notes due March 1, 2012. The Notes will be issued under SEC Rule 144A with registration rights. Proceeds from the sale of the securities will be used to repay a portion of outstanding commercial paper.

     The Notes are rated BBB+ by Standard and Poor's and Baa1 by Moody's.

     CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 27 bituminous coal mining complexes in seven states, two Canadian provinces and Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 123 million cubic feet. CONSOL Energy has annual revenues of $2.4 billion. It is listed among the Forbes "Platinum 400" companies and won the Platts 2001 Financial Times Global Energy Award as Coal Company of the Year. Additional information about the company can be found at its web site: www.consolenergy.com.
                                      --------------------

     The Notes have not been registered under the Securities Act of 1933 (the "Securities Act") or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes and is issued pursuant to Rule 135c of the Securities Act.
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     Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: the success or failure of CONSOL Energy's efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy's competitors and CONSOL Energy's ability to respond to such actions; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy's ability to sell coal and gas; management's ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy's ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy.


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